UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2019

GameStop Corp.
(Exact name of Registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051
(817) 424-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock	GME	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2019, the Company and Troy Crawford agreed that Mr. Crawford would resign from the position of Senior Vice President and Chief Accounting Officer of GameStop Corp. (the “Company”), effective October 28, 2019. Mr. Crawford will remain in service with the Company as a Senior Advisor until November 30, 2019 to support the transition of his duties to his successor. At the end of that transition period, Mr. Crawford will resign from employment with the Company and be entitled to the payments, rights and benefits associated with a “good reason” resignation under his existing employment and retention agreements. Mr. Crawford’s resignation did not result from a disagreement with the Company or any of its officers or directors on any matter relating to the operations, policies or practices of the Company. The Company has previously filed copies of Mr. Crawford’s employment agreement, as amended, and retention agreement as exhibits to Current Reports on Form 8-K, as reflected in the list of exhibits included in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on April 2, 2019.

Bernard R. Colpitts, Jr., age 45, will succeed Mr. Crawford as the Company’s Senior Vice President and Chief Accounting Officer, effective October 28, 2019. Since February 2017, Mr. Colpitts has served as Vice President, Finance and Treasury and Chief Accounting Officer of ON Semiconductor Corporation (“ON Semiconductor”), a publicly traded global supplier of semiconductor-based products. From June 2013 to February 2017, Mr. Colpitts served as Vice President of Finance and Treasury for ON Semiconductor, and Mr. Colpitts served in various accounting, finance and financial reporting positions for ON Semiconductor from 2000 to 2006 and 2011 to 2013. From January 2007 to December 2010, Mr. Colpitts was Vice President, Controller and Chief Accounting Officer of Harry & David Holdings, Inc., a premium food and gift producer and retailer. Mr. Colpitts is a Certified Public Accountant.

Mr. Colpitts entered into a letter agreement with the Company on October 14, 2019 describing the basic terms of his employment. The letter provides that Mr. Colpitts’ starting annual salary will be $375,000 and his target annual bonus opportunity will be equal to 60% of his annual salary. The letter also indicates that Mr. Colpitts will be eligible for a pro-rata annual bonus for the Company’s 2019 fiscal year and that, on or about his start date, he will receive a $100,000 time-vested cash incentive award, payable in three equal installments (in March 2020, March 2021 and March 2022) based on his continued service to the Company. Mr. Colpitts will be eligible for future long term incentive awards in the ordinary course, in amounts and on terms determined by the Compensation Committee of our Board. Finally, the letter provides that Mr. Colpitts’ employment is conditioned on his execution of a non-competition agreement.

The foregoing description of the letter agreement between Mr. Colpitts and the Company is not complete and is qualified in its entirety by the full text of the letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no other arrangements or understandings between Mr. Colpitts and any other persons pursuant to which Mr. Colpitts was named Senior Vice President and Chief Accounting Officer. Mr. Colpitts does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Colpitts does not have any direct or indirect interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between Bernard R. Colpitts, Jr. and GameStop Corp. executed October 14, 2019. *
* Compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: October 16, 2019	By:	/s/ James A. Bell
Name: James A. Bell Title: Executive Vice President and Chief Financial Officer